Exhibit 10.39

AMENDMENT TO PROMISSORY NOTE OF MARCH 3, 2008

The undersigned, Loco Lobo, LLC (“Payee”), at 1201 First St. North, #203, Jacksonville Beach, FL 32250, agrees to modify the terms of the Promissory Note (“Original Note”) for $75,000 made by Crystal Magic, Inc., a Florida corporation (“Maker”) dated March 3, 2008, as follows:

The first paragraph of the aforementioned note shall now be replaced with the following two paragraphs:

FOR VALUE RECEIVED, Crystal Magic, Inc., a Florida corporation ("Maker"), promises to pay to the order of Loco Lobo, LLC (“Payee”), at 1201 First St. North, #203, Jacksonville Beach, FL 32250, the principal sum of seventy-five thousand dollars ($75,000) simultaneous with the closing of any additional financing that exceeds $1.5 million that occurs after the Company has begun trading as a publicly trading company on the OTC bulletin board (the "Maturity Date"), unless Payee consents to an extension of the Maturity Date, together with interest on the principal amount hereof at the rate of 6% per annum. Payments on both principal and interest are to be made in lawful money of the United States of America unless Payee agrees to another form of payment.

Notwithstanding the paragraph above, should John Wolf be terminated from his employment with Propell Corporation under his current Employment Agreement as amended on December 21, 2008, for any reason other than Cause (as defined in such Employment Agreement) or voluntary termination, this note shall become payable, such payment to be made in three equal monthly installments of $25,000 each, together with interest on the remaining principal amount hereof at the rate of 6% per annum, with the first of the three payments due within 30 days of such termination.

All other terms of the Original Note remain in force, unless superseded by this document.

CRYSTAL MAGIC, INC.		LOCO LOBO, LLC

By:	/s/ Steven M. Rhodes	By:	/s/ John C. Wolf
Name: Steven M. Rhodes		Name: John C. Wolf
Title: President		Title:	Manager

In the event that Crystal Magic, Inc. fails to make a payment under the Original Note as amended (the “Amended Notes”) when due, Propell Corporation hereby guarantees payment of the debt evidenced by the Amended Notes in accordance with the terms of the Amended Notes, such guarantee to be effective only from and after the date that (i) the Option Agreement that provides Steve Rhodes with the option to purchase shares of Class A Preferred Stock of Crystal Magic, Inc, is terminated  without exercise, (ii) the financial statements of Crystal Magic, Inc are consolidated with the financial statements of Propell Corporation in compliance with accounting standards and principles, including, GAAP and all  SEC rules and regulations and (iii) the board of directors of Propell Corporation  is  comprised of five or more members, a majority of which are  deemed to be independent under Item 407 of Regulation S-K.

PROPELL CORPORATION

By:	/s/ Edward L. Bernstein
Name: Edward L. Bernstein
Title: CEO